UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                               (Amendment No. 5)*


                         First Federal Bankshares, Inc.
                         -------------------------------
                                (Name of Issuer)


                     Common Stock, $0.01 par value per share
                     ---------------------------------------
                         (Title of Class of Securities)

                                   32020 V 100
                                 ---------------
                                 (CUSIP Number)

                                December 31, 2005
                               -------------------
             (Date of Event Which Requires Filing of This Statement)

         Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

[x]               Rule 13d-1(b)

[ ]               Rule 13d-1(c)

[ ]               Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                               Page 1 of 5 Pages

CUSIP NO. 32020 V 100                 13G                      Page 2 of 5 Pages


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1        Names of Reporting Persons
         I.R.S. Identification Nos. of above persons (entities only)

                    First Federal
                    Employee Stock Ownership Plan Trust

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2        Check the Appropriate Box if a Member of a Group (See Instructions)
         (a)      __________
         (b)      ____x_____


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3        SEC Use Only

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4        Citizenship or Place of Organization
                    Iowa
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    Number of Shares      5     Sole Voting Power
 Beneficially Owned by
 Each Reporting Person                84,932
         With:
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                          6     Shared Voting Power

                                      158,879
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                          7     Sole Dispositive Power

                                      237,775
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                          8     Shared Dispositive Power

                                      6,036
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9        Aggregate Amount Beneficially Owned by Each Reporting Person

                    243,811
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10 Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

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11       Percent of Class Represented by Amount in Row (9)

         7.2% of 3,408,863 shares of Common Stock outstanding as of
         December 31, 2005.
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12       Type of Reporting Person (See Instructions)

                    EP
================================================================================

CUSIP NO. 32020 V 100                   13G                    Page 3 of 5 Pages


Item 1
         (a)      Name of Issuer

                  First Federal Bankshares, Inc.

         (b)      Address of Issuer's Principal Executive Offices

                  329 Pierce Street
                  Sioux City, Iowa 51101

Item 2
         (a)      Name of Person Filing

                  First Federal
                  Employee Stock Ownership Plan Trust
                  Trustee: First Bankers Trust Services, Inc.

          (b)     Address of Principal Business Office

                  2321 Kochs Lane
                  Quincy, Illinois 62301

         (c)      Citizenship or Place of Organization

                  Iowa

         (d)      Title of Class of Securities

                  Common Stock, par value $.01 per share

         (e)      CUSIP Number

                  32020 V 100

Item 3. If this statement is filed pursuant to ss.ss.240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

                       (f) : An  employee  benefit  plan  or  endowment  fund in
                  accordance  with ss.240.13d-1(b)(1)(ii)(F).

Item 4.           Ownership

                  Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

                  (a) Amount beneficially owned: 243,811.
                  (b) Percent of class: 7.2.
                  (c) Number of shares as to which the person has:

CUSIP NO. 32020 V 100                   13G                    Page 4 of 5 Pages

                          (i)  Sole power to vote or to direct the vote: 84,932.
                          (ii) Shared power to vote or to direct the vote:
                               158,879.
                          (iii)Sole power to dispose or to direct the
                               disposition of: 237,775.
                          (iv) Shared power to dispose or to direct the
                               disposition of: 6,036.

Item 5.         Ownership of Five Percent or Less of a Class

                Not applicable

Item 6.         Ownership of More Than Five Percent on Behalf of Another Person

                Not applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent
                Holding Company

                Not applicable

Item 8.         Identification and Classification of Members of the Group

                      The reporting  person is an employee  benefit plan subject to the provisions of the Employee Retirement Income Security Act of 1974.

Item 9.         Notice of  Dissolution of Group

                Not applicable

Item 10. Certification

                    By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired in connection with or as a participant in any transaction having that purpose or effect.

CUSIP NO. 32020 V 100                                          Page 5 of 5 Pages




                                    SIGNATURE


     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



Date: January 25, 2006           FIRST FEDERAL
                                 EMPLOYEE STOCK
                                 OWNERSHIP PLAN TRUST

                                 By: First Bankers Trust Services, Inc., Trustee


                                 /s/ Linda Shultz
                                 ---------------------------
                                 Name: Linda Shultz
                                 Title:  Trust Officer